Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results
Repurchases $208 Million of Class A Stock

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 13, 2015--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended August 1, 2015. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended August 1, 2015 of $29.9 million, or $0.75 per share, compared to net income of $34.5 million, or $0.80 per share, for the prior year second quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "While we achieved positive comparable store sales, we were disappointed with our overall performance compared to the prior year. However, from our strong cash position, we returned $208 million to shareholders under our share repurchase program."
26 Week Results

Dillard’s reported net income for the 26 weeks ended August 1, 2015 of $139.5 million, or $3.43 per share, compared to net income of $146.1 million, or $3.36 per share, for the prior year 26-week period.

Net Sales - 13 Weeks

Net sales for the 13 weeks ended August 1, 2015 were $1.514 billion and $1.475 billion for the 13 weeks ended August 2, 2014. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended August 1, 2015 were $1.468 billion and $1.461 billion for the 13-week period ended August 2, 2014. Total merchandise sales remained unchanged on a percentage basis for the 13-week period ended August 1, 2015. Sales in comparable stores for the period increased 1%.

Sales trends were notably strong in shoes followed by juniors' and children's apparel. Sales were notably weak in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net Sales - 26 Weeks

Net sales for the 26 weeks ended August 1, 2015 were $3.087 billion and $3.026 billion for the 26 weeks ended August 2, 2014. Total merchandise sales for the 26-week period ended August 1, 2015 were $2.986 billion and $3.000 billion for the 26-week period ended August 2, 2014. Total merchandise sales remained unchanged on a percentage basis for the 26-week period ended August 1, 2015. Sales in comparable stores for the period also remained unchanged on a percentage basis.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 54 basis points of sales for the 13 weeks ended August 1, 2015 compared to the prior year second quarter. Consolidated gross margin for the 13 weeks ended August 1, 2015 declined 119 basis points of sales compared to the prior year second quarter. The disparity between retail and consolidated gross margin performance is attributable to increased revenue at CDI, which is a substantially lower margin business. Inventory increased 3% at August 1, 2015 compared to August 2, 2014.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $404.3 million (26.7% of sales) and $400.5 million (27.2% of sales) during the 13 weeks ended August 1, 2015 and August 2, 2014, respectively. Operating expenses from retail operations increased 15 basis points of sales to $403.0 million (27.5%) during the 13 weeks ended August 1, 2015 from $399.0 million (27.3%) during the 13 weeks ended August 2, 2014. The increase was driven by increased selling payroll and insurance expense partially offset by decreased advertising expense.

Share Repurchase

During the 13 weeks ended August 1, 2015, the Company purchased $207.9 million (1.8 million shares) of Class A Common Stock under its $500 million share repurchase program. As of August 1, 2015, authorization of $292.1 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at August 1, 2015 and August 2, 2014 were 39.4 million and 43.2 million, respectively.

Store Information

Dillard's opened its new 200,000 square foot location at Fashion Place in Murray, Utah on Saturday, August 8. The store replaces a 190,000 square foot location at the same center.

Dillard's plans to open these locations during the third quarter of 2015:

		Square		Projected
Center	City	Footage		Open Month
Fremaux Town Center	Slidell, Louisiana	126,000	**	October
Liberty Center	Cincinnati, Ohio	155,000		October
**replaces 177,000 square feet

At August 1, 2015, the Company operated 272 Dillard’s locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at August 1, 2015 was 50.2 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 1, 2015		August 2, 2014		August 1, 2015		August 2, 2014
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,513.8	100.0%	$1,474.5	100.0%	$3,087.3	100.0%	$3,025.8	100.0%
Service charges and other income	37.0	2.4	38.4	2.6	77.0	2.5	75.6	2.5
	1,550.8	102.4	1,512.9	102.6	3,164.3	102.5	3,101.4	102.5

Cost of sales	1,020.3	67.4	976.3	66.2	1,980.8	64.2	1,915.5	63.3
Selling, general and administrative expenses	404.3	26.7	400.5	27.2	807.8	26.2	794.1	26.2
Depreciation and amortization	60.5	4.0	62.0	4.2	121.7	3.9	124.0	4.1
Rentals	5.7	0.4	5.9	0.4	11.5	0.4	11.7	0.4
Interest and debt expense, net	14.8	1.0	15.2	1.0	30.0	1.0	31.0	1.0
Gain on disposal of assets	0.1	0.0	0.1	0.0	0.1	0.0	0.4	0.0
Income before income taxes and income on and equity in losses of joint ventures	45.3	3.0	53.1	3.6	212.6	6.9	225.5	7.5
Income taxes	15.7		18.9		73.7		79.9
Income on and equity in losses of joint ventures	0.3	0.0	0.3	0.0	0.6	0.0	0.5	0.0
Net income	$29.9	2.0%	$34.5	2.3%	$139.5	4.5%	$146.1	4.8%

Basic and diluted earnings per share	$0.75		$0.80		$3.43		$3.36
Basic and diluted weighted average shares	40.1		43.2		40.6		43.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	August 1, 2015	August 2, 2014
Assets
Current Assets:
Cash and cash equivalents	$175.1	$235.3
Accounts receivable	48.8	19.3
Merchandise inventories	1,477.2	1,429.2
Other current assets	47.8	50.1
Total current assets	1,748.9	1,733.9

Property and equipment, net	1,998.9	2,081.6
Other assets	254.5	254.6

Total Assets	$4,002.3	$4,070.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$730.3	$658.3
Current portion of long-term debt and capital leases	7.7	0.8
Federal and state income taxes including current deferred taxes	77.0	86.3
Total current liabilities	815.0	745.4

Long-term debt and capital leases	622.5	621.1
Other liabilities	252.0	231.7
Deferred income taxes	164.7	203.0
Subordinated debentures	200.0	200.0
Stockholders' equity	1,948.1	2,068.9

Total Liabilities and Stockholders' Equity	$4,002.3	$4,070.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	August 1, 2015	August 2, 2014
Operating activities:
Net income	$139.5	$146.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	122.6	124.8
Gain on disposal of assets	(0.1)	(0.4)
Changes in operating assets and liabilities:
Decrease in accounts receivable	7.7	11.5
Increase in merchandise inventories	(102.8)	(83.9)
Increase in other current assets	(0.5)	(2.3)
(Increase) decrease in other assets	(0.1)	1.0
Increase in trade accounts payable and accrued expenses and other liabilities	2.2	15.1
Decrease in income taxes payable	(106.6)	(78.1)
Net cash provided by operating activities	61.9	133.8

Investing activities:
Purchase of property and equipment	(87.0)	(68.8)
Proceeds from disposal of assets	0.2	4.7
Decrease in restricted cash	7.3	—
Net cash used in investing activities	(79.5)	(64.1)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.4)	(0.4)
Cash dividends paid	(4.9)	(5.2)
Purchase of treasury stock	(202.9)	(65.9)
Issuance cost of line of credit	(2.9)	—
Net cash used in financing activities	(211.1)	(71.5)

Decrease in cash and cash equivalents	(228.7)	(1.8)
Cash and cash equivalents, beginning of period	403.8	237.1
Cash and cash equivalents, end of period	$175.1	$235.3

Non-cash transactions:
Accrued capital expenditures	$7.5	$16.7
Stock awards	0.9	0.9
Capital lease transactions	9.1	—

Estimates for 2015
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 30, 2016 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2015	2014
	Estimated	Actual
Depreciation and amortization	$250	$251
Rentals	27	27
Interest and debt expense, net	61	61
Capital expenditures	160	152

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com